Executive Employment Agreement
for Craig H. Studwell

THIS AGREEMENT shall be effective as of the 19th day of October, 2010 (the “Effective Date”), by and between Fushi Copperweld, Inc., a Nevada corporation (“Company”), and Craig H. Studwell, an individual resident of California, USA (“Executive”).

WITNESSETH:

WHEREAS, Company is engaged in the manufacture, distribution, and sale of bimetallic wire and stranded products; and

WHEREAS, Company desires to employ Executive as Executive Vice President and Chief Financial Officer of the Company consistent with the terms and conditions set forth herein and Executive desires to accept employment with the Company consistent with such terms and conditions;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.           Employment.  Company hereby employs Executive, and Executive hereby accepts employment on the terms and conditions hereinafter set forth.

2.           Term of Employment.  The initial term of employment under this Agreement shall be for a three-year period commencing on the Effective Date and terminating on the  third anniversary of the Effective Date (the “Term”) unless the Agreement is terminated earlier consistent with the provisions herein.

3.           Nature of Employment.  Executive shall be employed as Executive Vice President and Chief Financial Officer and as such, Executive shall perform duties consistent with such positions and duties assigned by and subject to the direction of the Co- Chief Executive Officers or any other such executive officer as may be designated in writing from time to time.  If requested, Executive agrees to serve as an executive officer or director of the Company or other entity affiliated with the Company for no additional compensation.  Executive shall be based at the location of the Company in Beijing, China.  During the Term (including any extensions or renewals thereof), Executive shall have no other employment or provide services to any other person other than the Company and any affiliated entities without the prior written consent of the board of directors.  Accordingly, Executive agrees to devote his full working time to the business of the Company; provided, however, nothing herein contained shall restrict or prevent Executive from owning and dealing in stocks, bonds, securities, real estate, commodities, or other investment properties for his own benefit or the benefit of his family.  Further, nothing herein contained shall restrict or prevent Executive, subject to the prior approval of the Executive Committee, from serving on the board of directors of any entity, including any charitable, religious or civic entity, which does not directly or indirectly compete with the Company and does not materially interfere with his duties and responsibilities with the Company.

4.           Compensation.

(a)           Annual Base Salary.  Executive’s annual salary for the services rendered on behalf of the Company during the Term shall be no less than $180,000.00 per year, subject to applicable withholdings and deductions, payable in equal Semi-monthly installments.  From time to time during the Term, Executive’s base salary may be increased at the discretion of the Compensation Committee, but shall in no event be decreased from the amount of the base salary in effect at that time.  The Compensation Committee shall review Executive’s base salary at least on an annual basis.

(b)           Annual Cash Bonus.  In addition to Executive’s base salary, Executive will be entitled to participate during the Term in an annual cash bonus plan and equity incentive plans sponsored by the Company for Executives as developed and administered by the Compensation Committee. Any annual cash bonus shall be paid to Executive within thirty days of the date on which Executive’s bonus, if any, is determined.    Executive shall be entitled to payment of any annual cash bonus only if the Executive is employed by the Company on the date that the bonus is paid.

(c)           Equity Awards.  The Compensation Committee has approved a non-qualified stock option (the “Option”) to be granted to Executive for 150,000 shares of common stock of the Company (“Shares”) as of the Effective Date under the Fushi Copperweld, Inc. 2007 Stock Incentive Plan (the “Stock Incentive Plan”) and a stock option agreement to be provided by the Company.  Subject to the terms of the Plan and the option agreement, the Option shall have an exercise price per share equal to the minimum exercise price permitted under the terms of the Plan for a U.S. taxpayer, and shall vest in tranches on each anniversary of the Effective Date for a five year period. as set forth on Exhibit A attached hereto.  The Board has also approved a restricted stock award to Executive for 30,000 Shares as of the Effective Date under the Stock Incentive Plan and a restricted stock agreement to be provided by the Company.  Subject to the terms of the Plan and the restricted stock award agreement, the restricted Shares shall vest in tranches on each anniversary of the Effective Date for a five year period as  set forth on Exhibit A-1 attached hereto.  Notwithstanding the foregoing, in the event of any conflict between the terms of this Agreement and the terms of the Plan, option agreement or restricted stock agreement (the “Equity Contracts”), the Equity Contracts shall control.

5.           Expenses.  Executive is authorized to incur reasonable expenses in connection with the business of Company, including reasonable expenses for business travel and similar items, in accordance with Company’s business expense policy in effect from time to time.  Company will reimburse Executive for all such expenses during any calendar year upon the presentation by Executive, from time to time, of an itemized account of expenditures applicable to such calendar year, but in no event later than the end of the calendar year following the calendar year in which such expenditures occurred.

6.           Vacation.  Executive shall be entitled to paid vacations during each calendar year of the Term at such times and for such duration as may be determined by the Co-Chief Executive Officer(s) taking into consideration the needs and requirements of Company for Executive’s services; provided, however, the maximum paid vacation to which Executive shall be entitled in any calendar year is three (3) weeks, and Executive is not entitled to payment for or to carryover any unused vacation as of the end of any calendar year.

7.           Additional Benefits.  During the Term, the Company shall pay for and provide Executive with a term life insurance policy in an amount of $180,000.00 at standard, non-smoking insurance premium rates (or such lesser amount that can be provided at the same cost as such policy).  During the Term, Executive and, subject to the terms of the applicable plan, his eligible dependents shall have the right to participate in any Executive employee pension or welfare benefit plans provided by Company to its U.S.-based officers generally, including any group life, hospitalization, medical, dental, accidental death and disability, long-term disability income replacement insurance, and retirement plans.

8.           Death During Employment.  If Executive dies during the Term, Company shall pay to the estate of Executive within 30 days of death (i) any accrued and unpaid salary and (ii) any accrued and unpaid bonus for any prior fiscal year, and (iii) a pro rata amount of any bonus payable with respect to the fiscal year of service in which death occurs (such pro rata amount determined by multiplying the bonus that would have been paid, if any, for the full fiscal year had the Executive survived by a ratio, the numerator of which is the number of days since the beginning of the fiscal year until the date of death and the denominator of which is 365).  This Agreement shall thereupon terminate, and Company shall have no further obligation to the estate of Executive.

9.           Permanent Disability During Employment.  If Executive becomes permanently disabled during the Term, Company shall terminate Executive’s employment as a result of such disability and pay to Executive on his otherwise base salary payment date as if he had not been terminated, any accrued and unpaid base salary as of Executive’s termination date. .  Thereafter, the Executive shall continue to receive his then base salary at the same time as if he had not been terminated, minus any disability payments provided by the Company’s benefit plans (including disability benefits paid pursuant to Section 7 above) and by any government sponsored program, for a six (6) month period from the date of permanent disability.  This Agreement shall thereupon terminate and Company shall have no further obligation to Executive except as may be provided under Company’s long-term disability plans during the term of such disability and any pro rata portion of any bonus or incentive plan.  Permanent disability for purposes of this Agreement shall mean a physical or mental condition of Executive that renders Executive incapable of performing the essential duties of his job and which condition shall be medically determined to be of permanent duration as same is construed under Company’s disability plans.

10.           Termination for Cause.  Company may terminate Executive’s employment at any time “for Cause.”  The term “for Cause” shall mean any act or failure to act on the part of the Executive which constitutes:  (i) an unauthorized use or disclosure by Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a material breach by Executive of any agreement between  Executive and the Company; (iii) a material failure by Executive to comply with the Company’s written policies in compliance with the laws of the United States or any state thereof which causes material harm to the Company; (iv) Executive’s indictment of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or any foreign jurisdiction in which the Company conducts business which if occurring in the United States would constitute a felony under its laws or the laws of any state thereof; (v) Executive’s negligence or misconduct that results in material harm to the Company; or (vi) a continual failure by Executive to perform lawful assigned duties after receiving written notification of such failure from the board of directors.  Company shall be entitled to terminate the employment relationship hereunder upon thirty (30) days’ prior written notice to Executive, which notice shall state the reason for such termination, and during such notice period Executive shall be removed from his duties and responsibilities.  In the event of a termination for cause, Company shall pay Executive any accrued and unpaid salary within one month of the termination date, and Company shall have no further obligation or liability to Executive under this Agreement.

11.           Termination for Good Reason.  If any of the following events occurs after the Effective Date, the Executive may resign from his employment for Good Reason by giving written notice of resignation within 60 days following such event:

(a)           a material reduction in the scope of the Executive’s assigned duties and responsibilities from those in effect under this Agreement on the Effective Date or the assignment of duties or responsibilities that are inconsistent with the Executive’s

(b)           any material breach of this Agreement by the Company.

Any written notice of resignation for Good Reason shall describe in reasonable detail the circumstances believed to constitute Good Reason.  Notwithstanding Executive’s provision of a notice of resignation for Good Reason, the Company has a right to remedy or cure for a period of 30 days following its receipt of such notice the circumstances described by the Executive as constituting Good Reason and Executive’s resignation shall become effective on the 31st day following notice to the Company if the Company fails to remedy or cure the circumstances constituting Good Reason within such 30-day period.

12.           Severance upon Termination Without Cause or for Good Reason.  If, during the Term, Company terminates Executive’s employment with the Company and its subsidiaries for any reason other than for Cause or Executive’s death or disability, or Executive terminates his employment for Good Reason (not including Company’s or Executive’s non-renewal of the Term) and Executive executes and delivers to the Company a valid and effective release of all claims against the Company and its affiliates in a form and format as prepared and provided by the Company, the Executive shall be entitled to receive a lump sum cash payment in the amount of (i) any accrued and unpaid salary as of his date of termination within thirty days of the date of termination, (ii) any accrued and unpaid bonus for any prior fiscal year,  and (iii) an amount equal to the sum of (a) 50% of his then current annual base salary and (b) 50% of the average annual cash bonus payments paid by the Company to the Executive during the preceding three (3) fiscal years of the Company, and such sum shall be payable in six (6) substantially equal monthly payments; provided that each payment is intended to constitute a separate payment within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).  Notwithstanding anything to the contrary heretofore contained in this Agreement,  no payment of compensation under this Agreement shall be made to the Executive in connection with his termination during the period lasting six (6) months from the date of termination unless the Company determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A of the Code.  If any payment to the Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the prior sentence.  Notwithstanding the immediately preceding sentence, provided that all such payments are to be made by no later than the last day of the second taxable year in which occurs the termination of the Executive’s employment with the Company, no delay shall be required to the extent that such payments (i) are payable to Executive during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4), and/or (ii) (A) do not exceed an amount equivalent to two hundred percent (200%) of the lesser of (1) Executive's annualized compensation from the Company for Executive's taxable year immediately preceding his taxable year in which the termination of Executive’s employment with the Company occurs, or (2) the maximum amount of compensation that may be taken into account under a tax-qualified retirement plan pursuant to Section 401(a)(17) of the Code, for the calendar year in which Executive's termination of employment with the Company occurs, and (B) will be fully paid by no later than the last day of the second  (2nd) taxable year of Executive following the taxable year of Executive in which the termination of Executive’s employment with the Company occurs. Moreover, in the event the Executive is required to execute a Release, no amount payable pursuant to Section 12 that is subject to Section 409A shall be paid prior to the expiration of the revocation period without regard to whether the Executive waives such revocation right prior to the expiration of such period.  Further, the Company shall continue the medical benefits under COBRA at the Company’s expense, except to the extent of the Executive’s portion which shall be paid by the Executive, and life insurance benefits which Executive was receiving on the date of his termination, with any related costs to be paid by Executive being no more than what Executive had been paying prior to the date of termination, for a period of six (6) months after the date of his termination; provided such continued coverage shall end on the date Executive has commenced employment elsewhere and becomes eligible for participation in a similar type of benefit program of his successor employer, and Executive hereby covenants to provide notice to the Company of such eligibility.  Except as provided in this Section 12, Executive shall not be entitled to any other severance benefits from the Company or any of its subsidiaries or affiliates, and the Company shall have no other obligation or liability to Executive under this Agreement.

13.           Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates for which he may serve as a Director.

14.           Property of Company.  Executive agrees that upon the termination of his employment he will turn over to Company all property and confidential information of Company which has come into his possession while an Executive of Company.

15.           Confidentiality, Non-Competition, Non-Solicitation and Non-Interference, Patent and Trademark Assignment.  As a separate document, Executive agrees to sign Fushi Copperweld’s Employee Confidentiality & Unfair Competition Agreement.  Executive understands that the execution of such agreement is a condition of the effectiveness of this Executive Employment Agreement.

16.           Waiver of Breach.  The waiver by Company or Executive of any breach of a provision of this Agreement shall not operate or be construed as, a waiver of any subsequent breach by the parties.

17.           Notice.  All notices, requests, demands, payments, or other communications hereunder shall be deemed to have been duly given if in writing and hand delivered or sent by certified or registered mail, return receipt requested, to the appropriate address indicated below or to such other address as may be given in a notice sent to all parties hereto:

(a)	If to Company, to:
Joseph J. Longever
Fushi Copperweld, Inc.
TYG Center Tower B, Suite 2601 Dongsanhuan Bei Lu, Bing 2
Beijing, P.R.C. 100027

b)	If to Executive, to:
Craig H. Studwell
424 27th Street
Manhattan Beach, CA 90266

18.           Entire Agreement.  This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between the Executive, on one hand, and the Company, or any subsidiary of the Company, on the other hand, with respect to the subject matter hereof and constitutes the sole and only agreement between such persons with respect to said subject matter; provided, however that the Employee Confidentiality & Unfair Competition Agreement, dated as of the date hereof between the Company and the Executive shall not be superseded by this Agreement or any supplement or amendment to this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied herein, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding or of any force or effect.  No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification is in writing and is signed by the parties hereto.

19.           Severability.  If any one or more of the provisions contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, that invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if that invalid, illegal, or unenforceable provision had never been contained herein.

20.           Parties Bound.  The terms, promises, covenants, and agreements contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by Company or Executive without the prior written consent of the other party.

21.           Arbitration.  With the exception of any claims not subject to arbitration pursuant to applicable law (e.g., claims for workers compensation and unemployment insurance), any controversy relating to this Agreement or Executive’s employment shall be settled by binding arbitration according to the applicable employment dispute resolution rules of the American Arbitration Association Employment Arbitration Rules and Mediation Procedures (available at http://www.adr.org).  Such arbitration shall be presided over by a single arbitrator in New York, New York.  Such binding arbitration is applicable to any and all claims under state and federal employment related statutes including without limitation, Title VII of the Civil Rights Act, as well as any claims related to a claimed breach of this Agreement.  The Company shall bear all costs uniquely associated with the arbitration process, including the arbitrator’s fees, where required by applicable law.  The arbitrator shall have the authority to award any damages authorized by law, including, without limitation, costs and attorneys’ fees.   The arbitrator shall award to the prevailing party in the arbitration, if any, as determined by the arbitrator, all costs and fees incurred by it/him in connection with the arbitration, except where prohibited by statute or applicable law.  The arbitrator shall base his or her award on applicable law and judicial precedent and, unless all parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof..   The parties shall be entitled to seek  injunctive relief upon application to a court of competent jurisdiction without the requirement of posting a bond).  The parties acknowledge and agree they are giving up their right to a trial in a court of law.

22.           Set Off.  Company’s obligation to pay Executive the amounts provided and to make arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

23.           Withholding Taxes.  Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

24.           Section 409A of the Code.  It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code and Department of Treasury regulations and other interpretative guidance thereunder, including that issued after the date hereof (collectively, “Section 409A”).  The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, Executive and the Company agree to amend this Agreement in order to avoid, if practicable, the application of such taxes or interest under Section 409A and in a manner to preserve the economic benefits of this Agreement from Executive’s perspective at no additional cost to the Company.  Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision.  Although the Company shall consult with the Executive in good faith regarding implementation of this Section 26, neither the Company nor its employees or representatives shall have liability to the Executive with respect to any additional taxes that the Executive may be subject to in the event that any amounts under this Agreement are determined to violate Section 409A.  For purposes of compliance with the requirements of Section 409A, and notwithstanding anything herein to the contrary, (i) no payment shall be made hereunder in connection with Executive’s termination of employment with the Company unless and until Executive has a “separation from service” with the Company and its affiliates, as defined under Section 409A, and (ii) each payment of compensation by the Company to Executive under this Agreement shall be treated as a separate payment, and Executive’s entitlement to receive compensation from the Company under this Agreement in a series of installment payments shall be treated as Executive’s entitlement to recover a series of separate payments.

25.           Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by the Executive of Executive’s duties hereunder shall not constitute breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

26.           Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement or Executive’s employment.

27.           Captions.  Captions to the Sections of this Agreement are inserted solely for the convenience of the parties, are not a part of this Agreement, and in no way define, limit, extend or describe the scope thereof or the intent of any of the provisions.

28.           Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

29.           Applicable Law.  This Agreement shall be construed and the legal relationship between the parties determined in accordance with the laws of the State of Tennessee without application of its choice of law rules.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written, the corporate party acting through duly authorized officers.

FUSHI COPPERWELD, INC.

By:	Joseph J. Longever

Title:	Co-Chief Executive Officer

EXECUTIVE

/s/ Craig H. Studwell
Craig H. Studwell

EXHIBIT A
STOCK OPTION VESTING AND EXERCISE PRICE SCHEDULE

Number of Shares underlying Options	Vesting Date
30,000	October 19, 2011
30,000	October 19, 2012
30,000	October 19, 2013
30,000	October 19, 2014
30,000	October 19, 2015

EXHIBIT A-1
RESTRICTED STOCK VESTING SCHEDULE

Number of Shares	Vesting Date
6,000	October 19, 2011
6,000	October 19, 2012
6,000	October 19, 2013
6,000	October 19, 2014
6,000	October 19, 2015